EXHIBIT 4.1



               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                   OF SERIES A CONVERTIBLE PREFERRED STOCK OF
                             THE THAXTON GROUP, INC.


         THE THAXTON GROUP, INC., a Company organized and existing under the laws of the State of South Carolina (the "Company"),

         DOES HEREBY CERTIFY:

         That, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Articles of Incorporation of the Company, and pursuant to the provisions of Section 33-6-102 of the Code of Laws of South Carolina 1976, the Board of Directors, by unanimous consent to action without meeting effective May 30, 1997, adopted a resolution providing for the designations, preferences, and relative, participating, optional, or other rights, and the qualifications, limitations, or restrictions thereof, of the Series A Convertible Preferred Stock, which resolution is as follows:

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of the Amended and Restated Articles of Incorporation, the Board of Directors hereby creates a series of redeemable convertible preferred stock, with a par value of $0.01 per share, of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitation thereof (in addition to the provisions in the Amended and Restated Articles of Incorporation that are applicable to the preferred stock of all series) as follows:

                      Series A Convertible Preferred Stock

                  Section 1. Designation and Amount. The shares of such series shall be designated as Series A Convertible Preferred Stock, with a par value of $0.01 per share (the "Series A Preferred Stock"), and the number of shares constituting such series shall be one million four hundred thousand (1,400,000).

                  Section 2. Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, when, as, and if declared by the Board of Directors or a duly authorized committee thereof, out of funds legally available for the payment of dividends. Dividends shall be paid in respect of each share of Series A Preferred Stock outstanding at the rate of seventy-five cents ($0.75) per share per annum, payable in cash quarterly commencing on March 31, 1998 and thereafter on the last day of June, September, December and March of each year that any shares of Series A Preferred Stock are outstanding; provided, however, that dividends in respect of each share of Series A
         Preferred Stock issued at any time during the year ending December 31, 1997 or any calendar quarter thereafter, shall be payable in cash at such annual rate, pro rated from the date of issuance, on December 31, 1997 or the last day of such quarter, as applicable. Such dividends are prior and in preference to any declaration or payment of any distribution (as defined below) on the common stock of the Company (the "Common Stock"), but shall be paid pro rata and concurrently with any payment of dividends to holders of Series B Convertible Preferred Stock (the "Series B Preferred Stock"). Such dividends shall accrue on each share of Series A Preferred Stock from day to day from the date of initial issuance thereof whether or not earned or declared so that if such dividends with respect to any previous dividend period at the rate provided for herein have not been paid or declared and set apart for all shares of Series A Preferred Stock at the time outstanding, the deficiency shall be fully paid on, or declared and set apart for, such shares before any distribution shall be paid on, or declared and set apart for the Common Stock. For purposes of this Section 2, unless the context otherwise requires, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in Common Stock, for the purchase or redemption of shares of the Company's Common Stock (other than redemption as set forth in Section 5) for cash or property, including any such transfer, purchase, or redemption by a subsidiary of the Company.

                  Section 3. Liquidation Preferences. Upon any liquidation, dissolution, or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $10 per share plus any accrued but unpaid dividends. Following the payment of the full amount of such liquidation preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock. If, upon any liquidation, dissolution, or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of shares of Series A Preferred Stock or any capital stock ranking on a par with the Series A Preferred Stock upon liquidation, dissolution, or winding up of the Company, shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were payable in full.

                  Section 4.        Conversion Rights, Antidilution Provisions.

                  A. Following the Trigger Date (as defined in subparagraph I of this Section 4), shares of the Series A Preferred Stock shall be convertible, in whole or in part, at the option of the holder, into Common Stock, at any time or from time to time, subject to the following terms and conditions. The Series A Preferred

         Stock shall not be convertible into any shares of Common Stock unless and until the Trigger Date has occurred.

                  B. The shares of the Series A Preferred Stock shall be convertible at the principal executive offices of the Company, and at such other office or offices, if any, as the Board of Directors may designate, into fully paid and nonassessable shares of Common Stock of the Company, at an initial conversion rate of one (1) share of Common Stock for each share of Series A Preferred Stock, subject to adjustment as described in this Section 4.

                  C. In order to convert shares of the Series A Preferred Stock into Common Stock, the holder thereof shall surrender, after the Trigger Date, at any office hereinabove mentioned the certificate or certificates therefor, duly endorsed or assigned to the Company or in blank, and give written notice to the Company at such office that such holder elects to convert such shares. Shares of the Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day of the surrender of such shares for conversion in accordance with the foregoing provisions, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time. As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion, together with payment in lieu of any fraction of a share, as hereinafter provided, to the person or persons entitled to receive the same.

                  D. If at any time the Company shall subdivide or combine its outstanding shares of Common Stock into a different number of shares of Common Stock, each share of Series A Preferred Stock shall thereafter be convertible into the same number of shares of Common Stock to which the holder of such shares of Series A Preferred Stock would thereafter have been entitled had such shares of Series A Preferred Stock been converted into Common Stock immediately prior to the effective date of such subdivision or combination.

                  E. If there occurs any capital reorganization or any reclassification of the capital stock of the Company or consolidation or merger of the Company with or into another Company or entity, each share of Series A Preferred Stock shall thereafter be convertible into, in lieu of Common Stock, the same kind and amounts of securities or other assets, or both, which were issuable or distributable to the holders of shares of outstanding Common Stock of the Company upon such reorganization, reclassification, consolidation, or merger in respect of that number of shares of Common Stock into which such share of Series A Preferred Stock would have been converted had such share of Series A Preferred Stock been converted into Common Stock immediately prior to such reorganization, reclassification, consolidation, or merger.

                  F. Upon any event described in subparagraphs D and E of this
         Section 4, the Company shall promptly mail to each holder of Series A Preferred Stock a notice which shall describe such event and the change in the number of shares or other assets or securities issuable upon the conversion of Series A Preferred Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                  G. The Company shall at all times reserve and keep available, free from pre-emptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock then issuable upon the conversion of all shares of Series A Preferred Stock then outstanding and shall take all such action and obtain all such permits or orders as may be necessary to enable the Company lawfully to issue such Common Stock upon such conversion.

                  H. If a share of Series A Preferred Stock is called for redemption the holder may convert it into a share of Common Stock in accordance with subsection B of this Section 4 at any time before the fifth (5th) day prior to the Redemption Date by complying with the conversion requirements of subsection C of this Section 4.

                  I. No fractional shares of Common Stock shall be issued upon conversion, but, instead of any fraction of a share which would otherwise be issuable, the Company shall pay a cash adjustment in respect of such fraction.

                  J. As used herein, the term "Trigger Date" means December 31, 1997.

                  Section 5.        Redemption.

                  A. At any time after December 31, 1999, the Company may, at its option, redeem all or part of the outstanding shares of the Series A Preferred Stock at the redemption price set forth in subparagraph B below, provided that the Company shall give written notice by mail, postage prepaid, to the holders of the Series A Preferred Stock to be redeemed at least 30 but not more than 60 days prior to the date specified for redemption (the "Redemption Date"). Such notice shall be addressed to each such shareholder at the address of such shareholder appearing on the books of the Company or given by such holder to the Company for the purpose of notice, or if no such address appears or if so given, at the place where the principal office of the Company is located. Such notice shall state (1) the Redemption Date, (2) the Redemption Price (hereinafter defined), (3) the number of shares of Series A Preferred Stock to be redeemed, (4) that holders who wish to convert the shares of Series A Preferred Stock called for redemption must satisfy the requirements of Section 4 hereof, and (5) that the shares of Series A

         Preferred Stock called for redemption must be surrendered to the Company on or before the Redemption Date, at the place designated in the notice. On or after the Redemption Date, each holder of shares of Series A Preferred Stock called for redemption that surrenders the certificate evidencing such shares to the Company for redemption at the place designated in such notice shall thereupon be entitled to receive payment of the Redemption Price. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, then the Company shall redeem a pro rata portion from each holder of Series A Preferred Stock according to the respective number of shares of Series A Preferred Stock held by such holder.

                  B. The Series A Preferred Stock may be redeemed at a cash price equal to Fifteen Dollars ($15.00) per share, together with all declared and unpaid dividends to and including the Redemption Date (the "Redemption Price").

                  C. From and after the Redemption Date (unless default shall be made by the Company in duly paying the Redemption Price in which case all the rights of holders of shares shall continue) the holders of the shares of the Series A Preferred Stock called for redemption, who shall not have converted such shares into Common Stock in accordance with
         Section 4 hereof, shall cease to have any rights as shareholders of the Company except the right to receive, without interest, the Redemption Price thereof upon surrender of certificates representing the shares of Series A Preferred Stock and such shares shall not thereafter be transferred (except with the consent of Company) on the books of the Company and shall not be deemed outstanding for any purpose whatsoever.

                  D. There shall be no redemption of any shares of Series A Preferred Stock of the Company where such action would be in violation of applicable law.

                  Section 6. Voting Rights. Except as otherwise required by law, the holders of the Series A Preferred Stock shall not be entitled to vote at any annual or special meeting of shareholders of the Company nor may they act by written consent in lieu of such meetings.

                  Section 7. Exchange. Certificates representing shares of the Series A Preferred Stock and, if converted in accordance with the terms and conditions hereof, after conversion thereof into Common Stock, certificates representing such shares, shall be exchangeable, at the option of the holder, for a new certificate or certificates of the same or different denominations representing in the aggregate the same number of shares of Series A Preferred Stock or shares of Common Stock, as the case may be.

                  Section 8. Shares to be Retired. All shares of Series A Preferred Stock which are converted into Common Stock shall revert to the status of authorized but unissued shares of preferred stock of the Company but shall not thereafter be reissued as shares of Series A Preferred Stock.


         IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned President and Chief Executive Officer and attested to by its Secretary this 30th day of May, 1997.



                      /s/ James D. Thaxton
                      --------------------
                      Name:    James D. Thaxton
                      Title:   President and Chief Executive Officer

ATTEST:



/s/ Kenneth H. James
Name:    Kenneth H. James
Title:   Secretary

[Corporate Seal]